Michael Johnson & Co., LLC

Certified Public Accountants

9175 East Kenyon Ave., Suite 100

Denver, Colorado 80237

Michael B. Johnson C.P.A.	Telephone: (303) 796-0099
Member: A.I.C.P.A.	Fax: (303) 796-0137

Colorado Society of C.P.A.s

August 4, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen/Madams:

We were previously the principal accountants for GREM USA (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. Effective July 26, 2005, we notified the Company that our firm was resigning as principal accountant. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 2, 2005, and we agree with such statements.

Sincerely,

/s/ Michael Johnson & Co. LLC

Michael Johnson & CO., LLC

Denver, Colorado